Exhibit 99.1

FOR: METRO ONE TELECOMMUNICATIONS, INC.

CONTACTS:	Dale Wahl
Chief Financial Officer
Metro One Telecommunications, Inc.
(503) 643-9500

Duane Fromhart
Vice President, Finance
Metro One Telecommunications, Inc.
(503) 643-9500

FD Morgen-Walke
Jim Byers (Investors)
(415) 439-4504
Chris Toth (Media)
FOR IMMEDIATE RELEASE	(415) 439-4503

METRO ONE EARNS $0.17 PER SHARE IN FIRST QUARTER

PORTLAND, Oregon — April 25, 2003 — Metro One Telecommunications, Inc. (Nasdaq: MTON), the leading provider of Enhanced Directory Assistance® and other enhanced telecom services, today reported financial results for the first quarter ended March 31, 2003.

Revenue for the first quarter 2003 was $59,336,000, compared to $61,765,000 in the preceding year’s first quarter.  Metro One generated net income for the first quarter of $4,110,000, or $0.17 per share, compared to net income of $5,432,000, or $0.22 per share, in the preceding year’s first quarter.

“We are pleased to deliver strong earnings results despite a business environment that remains challenging,” commented Timothy A. Timmins, Metro One’s president and chief executive.  “During the quarter, we also demonstrated our ability to successfully diversify our business model and we continue to focus on additional strategies to add to our existing business and maximize value for our shareholders.”

Metro One will host a webcast conference call on Friday, April 25, 2003 at 10:00 a.m. Pacific Time to review first quarter 2003 results, as well as discuss its operations and outlook for the future.  To access the webcast, go to Metro One’s website at www.metro1.com.  An archived webcast replay of the call will also be available at that website.

Metro One Telecommunications, Inc. is the leading developer and provider of Enhanced Directory Assistance and other enhanced telecom services.  The Company operates a network of call centers located strategically throughout the U.S.  Metro One handled approximately 127 million requests for information in the first quarter of 2003 and approximately 544 million requests in 2002.  Metro One has been included in both Fortune’s comprehensive annual list of America’s 100 Fastest-Growing Companies and Forbes’ annual list of the 200 Best Small Companies in America for the past three years, and Fortune Small Business’ inaugural list of the 100 Fastest Growing publicly held small businesses in America.  For more information, visit the Metro One Telecommunications web site at www.metro1.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings.  The forward-looking statements should be considered in light of these risks and uncertainties.

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METRO ONE TELECOMMUNICATIONS, INC

Statements of Income

(Dollars in thousands, except per share data)

	Three Months Ended
	3/31/2003	3/31/2002

Revenues	$59,336	$61,765

Costs and expenses:
Direct operating	33,513	35,250
General and administrative	19,199	18,013
	52,712	53,263

Income from operations	6,624	8,502

Other income	212	268
Interest and loan fees	—	(9)
	212	259

Income before income taxes	6,836	8,761
Income tax expense	2,726	3,329

Net income	$4,110	$5,432

Income per common share:
Basic	$0.17	$0.22
Diluted	$0.17	$0.22

Shares used in per share calculation:
Basic	24,682	24,487
Diluted	24,709	25,195

METRO ONE TELECOMMUNICATIONS, INC

Balance Sheets

(Dollars in thousands)

	3/31/2003	12/31/2002

Cash and cash equivalents	$86,940	$76,528
Restricted cash	3,348	3,348
Accounts receivable	29,784	31,321
Prepaid costs and other current assets	5,967	6,498

Total current assets	126,039	117,695

Furniture, fixtures and equipment, net	70,650	71,668
Goodwill	4,432	4,432
Intangible assets	4,215	4,023
Other assets	938	871

Total assets	$206,274	$198,689

Accounts payable	$1,911	$1,366
Accrued liabilities	5,604	1,054
Accrued payroll and related costs	11,538	11,570

Total current liabilities	19,053	13,990

Other long-term liabilities	7,722	9,310

Total liabilities	26,775	23,300

Common Stock	119,425	119,425
Retained earnings	60,074	55,964

Shareholders’ equity	179,499	175,389

Total liabilities and shareholders’ equity	$206,274	$198,689